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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) November 24, 1996

                                VALUE LINE, INC.
             (Exact name of registrant as specified in its charter)

      New York                          0-11306                13-3139843
(State or other jurisdiction          (Commission             (IRS Employer
     or incorporation)               File Number)          Identification No.)

    220 East 42nd Street, New York, New York                 10017-5891
    (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code     212-907-1500

                                 Not applicable
         (Former name or former address, if changed since last report.)


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Item 5.   Other Events.  See Schedule A annexed hereto.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        VALUE LINE, INC.

                                         Registrant

Date:     December 9, 1996              --------------------------------------
                                        Howard A. Brecher, Secretary


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                                                                      SCHEDULE A


For Immediate Release           Company Contact:  Laura Rzasa
December 9, 1996                                  (212) 751-7126

     NEW YORK - VALUE LINE, INC. (NASDAQ-VALU).   Value Line, Inc. announced
today that Arnold Bernhard & Co., Inc. ("AB&Co."), the owner of approximately 80% of the outstanding common stock of Value Line, Inc., has entered into a supplement to its agreement of November 24, 1996, which agreement, subject to the fulfillment of a number of conditions, will result in the settlement of a lawsuit pending in the New York State Supreme Court that seeks the dissolution of AB&Co.

AB&Co. has conditionally agreed to ask, and use its best efforts to cause, the Board of Directors of Value Line, Inc. to declare on December 16, 1996 an extraordinary dividend, payable on January 2, 1997 which dividend if declared by the Value Line Board will be payable to all Value Line shareholders. This dividend in combination with funds otherwise available to AB&Co. will permit AB&Co. to pay the purchase price for the shares of AB&Co. held by the Arnold Van Hoven Bernhard family and two co-trustees of a trust of which he is the income beneficiary. AB&Co. intends to ask the Value Line Board to declare a dividend of approximately $14-$15 per share.

A condition to AB&Co.'s agreement to request the declaration of a dividend is the grant by the New York State Supreme Court of a request by the parties to the pending dissolution proceeding that such proceeding be dismissed with prejudice.

Value Line is a leading New York-based investment publishing and investment management company. The Value Line Investment Survey is the nation's largest independent advisory service. In addition, the Company provides other investment-related periodicals, which are produced in both printed and electronic form. Value Line provides investment management services to the Value Line Family of 16 no-load mutual funds and to institutional and individual portfolios through its asset management division.


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